CONSENT OF EXPERT

April 30, 2020

VIA EDGAR

United States Securities and Exchange Commission

Re: Taseko Mines Limited (the "Company")

Registration Statement on Form F-10

I, Dan Johnson, P.E., hereby consent to the use of my name in connection with reference to my involvement in the preparation of the following technical report (the "Technical Report"):

  "NI 43-101 Technical Report - Florence Copper Project" originally dated February 28, 2017 with and effective date of January 16, 2017, and amended and restated December 4, 2017";

and to references to the Technical Report, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report related to me in the Registration Statement.  This consent extends to any amendments to the Registration Statement, including any post-effective amendments.

Yours truly,

/s/ Dan Johnson
_____________________________
Dan Johnson, P.E.